Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of TherapeuticsMD, Inc. (the “Company”) of our reports dated March 11, 2013 and March 27, 2012 relating to our audits of the financial statements as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 and of internal control over financial reporting as of December 31, 2012, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company

Somerset, NJ

January 24, 2014